Exhibit (h)(5)(i)

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, (the "Agreement") dated as of January 1, 2005 ("Effective Date"), is by and between ProFunds, a Delaware business trust, and Access One Trust, a Delaware business trust (each referred to herein as a "Trust" or collectively referred to herein as the "Trusts") and ProFund Advisors LLC, investment adviser to the Trusts ("ProFund Advisors").

RECITALS

WHEREAS, the Trusts engage in business as open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trusts are authorized to issue shares of beneficial interest ("shares") in separate series with each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trusts offer shares in the series set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (each referred to hereinafter as a "Fund" and collectively as the "Funds");

WHEREAS, ProFund Advisors is the investment adviser to the Trusts;

WHEREAS, the Trusts desire to provide shareholders with an enhanced web-based platform which will allow shareholders and financial intermediaries to perform online account transactions and other activities related to their accounts with each Trust including but not limited to account look-ups, account maintenance, exchanges and redemptions in each Trust's shares (the "Account Access System");

WHEREAS, customized software, hardware, operating system software, maintenance associated with all software, hosting services and other out of pocket expenses are required to allow the Account Access System to function;

WHEREAS, the Trusts desire to engage ProFund Advisors to provide the services in accordance with the terms and conditions herein;

WHEREAS, the Board of Trustees of each Trust has determined with respect to the Agreement, that: (i) the Agreement is in the best interests of each Trust and its shareholders; (ii) the Agreement is required for the operation of each Trust; (iii) ProFund Advisors can act in the capacity of service provider under this Agreement, the nature and quality of such capacity being at least equal to those provided by others; and (iv) the fees charged are fair and reasonable in light of the usual and customary fees made by others for agreements of the same nature and quality;

NOW, THEREFORE, in consideration of their mutual promises, the Trusts and ProFund Advisors agree as follows:

ARTICLE I
DUTIES OF PROFUND ADVISORS

1.1
Services. ProFund Advisors will provide the services set forth on Schedule B (the "Services") related to the Account Access System customized software, customized software maintenance, hardware, operating system software, maintenance of operating system software, hosting services and other out of pocket expenses. Any other out of pocket expenses proposed to be incurred by ProFund Advisors, which for the avoidance of doubt include enhancements to the Account Access System, shall be approved in advance by the Trusts. ProFund Advisors shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trusts in any way or otherwise be deemed an agent of the Trusts.

1.2
Subcontracting of Certain Services. ProFund Advisors shall be entitled to appoint a subcontractor to perform the Services set forth on Schedule C (a "Subcontractor") which shall be amended from time to time in the sole discretion of ProFund Advisors; provided, however, that such Subcontractor, and not ProFund Advisors, shall be fully responsible for its own acts and omissions, and ProFund Advisors shall be relieved of all responsibility related to the acts and omissions of such Subcontractor.

ARTICLE II
FEES

2.1
Payment of Fees. Any and all fees for the Services for the Initial Term will be paid by the Trusts to ProFund Advisors in accordance with Schedule D hereto. At the end of the Initial Term and each Renewal Term, ProFund Advisors will advise the Trusts of the fee schedule for each Renewal Term and such fee schedule shall be approved by the Trusts in advance of each Renewal Term.

ARTICLE III
LIABILITY

3.1
Liability of ProFund Advisors. Neither ProFund Advisors nor its officers, directors, employees, agents or controlling person ("Associated Person") of ProFund Advisors shall be liable for any error of judgment or mistake of law or for any loss suffered by each Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of ProFund Advisors or such Associated Persons in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

3.2
Liability of each Trust. It is expressly agreed that the obligations of each Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of each Trust personally, but shall bind only the property of each Trust as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and it has been signed by an officer of each Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of each Trust as provided in its Declaration of Trust. With respect to any obligation of each Trust on behalf of any Fund arising hereunder, ProFund Advisors shall look for payment or satisfaction of such obligations solely to the assets and property of the Fund to which such obligation relates as though the particular Trust had separately contracted with ProFund Advisors by separate written instrument with respect to each Fund.

ARTICLE IV
TERM AND TERMINATION

4.1
Term. This Agreement shall become begin on the Effective Date and shall continue for a period of one year from that date (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for one year periods of time (each a "Renewal Term").

4.2
Termination. This Agreement may be terminated by either Trust by vote of the Board of Trustees or by ProFund Advisors, in each case by providing sixty (60) days' prior written notice to the other party.

4.3
Termination by each Trust. In the event either Trust terminates this Agreement, such Trust shall be responsible for paying ProFund Advisors for its applicable share of any and all actual, unreimbursed out of pocket expenses incurred by ProFund Advisors and its applicable share of any and all actual, unreimbursed out of pocket expenses which ProFund Advisors may be contractually obligated to make payment for, in connection with the provisions of the Services through and including the date of such termination by the particular Trust.

4.4
Termination by Individual Fund. This Agreement may be terminated with respect to any specific Fund at any time by vote of the Board of Trustees of that Fund; however, that Fund shall be responsible for its share of the fees due pursuant to Schedule D, as amended from time to time, through the date of termination by that Fund. In addition, this Agreement may be terminated with respect to one or more Funds without affecting the rights, duties or obligations of any of the other Funds.

4.5
Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding that such action has not been approved by any other Fund.

ARTICLE V
NO EXCLUSIVITY

5.1
No Exclusivity. ProFund Advisors' Services provided on behalf of each Trust hereunder are not to be deemed exclusive, and ProFund Advisors shall be free to render similar Services to others on terms and conditions determined in ProFund Advisors' sole discretion so long as its assistance hereunder is not impaired thereby.

ARTICLE VI
INDEMNIFICATION

6.1
Indemnification by each Trust. Absent willful misfeasance, bad faith, gross negligence by ProFund Advisors or reckless disregard of ProFund Advisors' obligations and duties under this Agreement, each Trust shall indemnify, defend and hold harmless ProFund Advisors and its respective officers, directors, employees, agents, successors and assigns (collectively, the "ProFund Advisors Indemnified Parties") from and against, and shall reimburse the ProFund Advisors Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs, liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with the matters to which this Agreement relates.

6.2
Indemnification by ProFund Advisors. ProFund Advisors shall indemnify, defend and hold harmless each Trust and its respective Trustees, shareholders, nominees, officers, agents or employees (collectively, the "Trust Indemnified Parties") from and against, and shall reimburse the Trust Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs, liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with ProFund Advisors' willful misfeasance, bad faith, gross negligence or the reckless disregard of ProFund Advisors' obligations and duties under this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1
Use of Account Access System. Each Trust understands that, in connection with ProFund Advisors providing services hereunder, such Trust shall be using the Account Access System on an "as is" and "as available" basis. Each Trust understands that, in the course of each Trust's use of the Account Access System that the Account Access System may not be accurate, error-free, continuously available or free from viruses, worms, programming errors or other harmful components. All information or data generated by each Trust's use of the Account Access System (the "Trust Data") shall be owned by such Trust. Each Trust acknowledges that it shall provide all Trust Data to its transfer agent in the form and format as mutually agreed upon between each Trust and its transfer agent.

7.2
Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

7.3	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

7.4	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

7.5	No Assignment. Neither this Agreement nor any right or interest hereunder shall be assigned by the Trust in any respect whatsoever.

7.6	Amendment. This Agreement may be amended only in a writing signed by the parties.

7.7
Matters Relating to the use of one Document to set forth the Separate Agreements between each Trust and ProFund Advisors. For purposes of this section 7.7, ProFunds and the Access One Trust are referred to as a "Trust." This Agreement constitutes a separate and distinguishable agreement between ProFund Advisors and each Trust. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Trust hereunder are several, not joint. The representations, warranties, duties and obligations of ProFund Advisors to each Trust are separate and do not inure to another Trust. For purposes of this Agreement, references to Trust and Trusts shall mean to each Trust on an individual basis. No Trust shall be responsible for the actions (or inactions) of another Trust.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

PROFUNDS By: /s/ Louis Mayberg Name: Louis Mayberg Title: President

ACCESS ONE TRUST By: /s/ Louis Mayberg Name: Louis Mayberg Title: President

PROFUND ADVISORS LLC By: /s/ Michael Sapir Name: Michael Sapir Title: Chief Executive Officer

SCHEDULE A

Airlines UltraSector ProFund Asia 30 ProFund
Banks UltraSector ProFund
Basic Materials UltraSector ProFund Bear ProFund
Biotechnology UltraSector ProFund Bull ProFund
Consumer Services UltraSector ProFund Consumer Goods UltraSector ProFund Dow 30 ProFund
Oil & Gas UltraSector ProFund Europe 30 ProFund
Financials UltraSector ProFund Health Care UltraSector ProFund Industrials UltraSector ProFund Internet UltraSector ProFund Large-Cap Growth ProFund Large-Cap Value ProFund
Leisure Goods UltraSector ProFund Mid-Cap Growth ProFund
Mid-Cap ProFund
Mid-Cap Value ProFund Money Market ProFund
Oil Equipment, Services & Distribution UltraSector ProFund OTC ProFund
Pharmaceuticals UltraSector ProFund Precious Metals UltraSector ProFund Real Estate UltraSector ProFund Access Flex High Yield Fund

Rising Rates Opportunity ProFund Semiconductor UltraSector ProFund Short Dow 30 ProFund
Short Mid-Cap ProFund Short OTC ProFund Short Small-Cap ProFund
Small-Cap Growth ProFund Small-Cap ProFund
Small-Cap Value ProFund Technology UltraSector ProFund
Telecommunications UltraSector ProFund
U.S. Government Plus ProFund UltraBear ProFund
UltraBull ProFund UltraDow 30 ProFund UltraJapan ProFund UltraMid-Cap ProFund UltraOTC ProFund Ultrashort Dow 30 ProFund
Ultrashort Mid-Cap ProFund UltraShort OTC ProFund Ultrashort Small-Cap ProFund UltraSmall-Cap ProFund
Rising Rates Opportunity 10 ProFund
U.S.    Government 30 ProFund Utilities UltraSector ProFund
Mobile Telecommunications UltraSector ProFund
SCHEDULE B

The following Services will be provided by ProFund Advisors pursuant to this Agreement:

•	Facilitation of the provision of the Account Access System for use by the Trusts;

•	Research and analysis of alternatives for enhancing the existing trading platform utilized by shareholders of the Trusts;

•	Drafting requests for proposal to ascertain appropriate vendors as necessary;

•	Administration of requests for proposal including delivery to relevant parties, vetting of responses and attendant communication with vendors;

•	Additional discussions and analysis with selected third party vendors;

•	Drafting and negotiation of applicable agreements with selected third party vendors;

•	Development, with selected third party vendor personnel, of Statements of Work, as necessary;

•	Testing of applicable software and enhancements with selected third party vendor;

•	Development of migration plan for customers moving from the current trading platform to the Account Access System;

•	Training of clients and responding to questions regarding system operations;

•	Training of third party transfer agent regarding Account Access System and implementation of same;

•	Research and analysis to determine most appropriate vendors to provide hosting and other related functionality;

•	Research, analysis and negotiation of appropriate contracts and leases related to hardware, operating system software and maintenance of operating system software;

•	Determining required future enhancements, selecting vendor to provide enhancements and assisting selected vendor to develop enhancements;

•	Provision of appropriate personnel to administer all of the foregoing; and

•	Any other services required in order to attain operational functionality of the Account Access System.

SCHEDULE C

The following Services shall be subcontracted to qualified third party vendors, as determined in ProFund Advisors' sole discretion, pursuant to this Agreement:

•	Account Access Customized Software Maintenance

o	Support center capable of receiving by telephone or facsimile transmission reports on problems with regard to the customized software;

o	Troubleshooting, help desk and bug fix services;

o	Assistance with implementation of the customized software including updates and upgrades

o	Correction of verifiable and reproducible errors;

o	Issuance of new releases of customized software containing error corrections and minor and/or major enhancements.

•	Hosting Services

o	Internet connectivity services;

o	Data center space;

o	Professional and consulting services related to hosting activities;

o	Firewall and load balancer services;

o	Operating systems management services;

o	Servicing and maintenance of equipment maintained at applicable data center.

o	Data management including off-site storage of system backup data

•	Operating System Software Maintenance o Support services as required;

o	Assistance with implementation of software, upgrades and updates, as necessary.

•	Network Telecommunications

o	Dedicated network lines between ProFund Advisors and data center locations

o	Network management

SCHEDULED

For its Services under this Agreement, ProFund Advisors shall be entitled to receive a fee, payable monthly.

MONTHLY FEE FOR THE INITIAL TERM:    $40,400/month